Exhibit 99.2


     [BRILLIANT DIGITAL LOGO]                         6355 Topanga Canyon Blvd.
                                                      Suite 120
                                                      Woodland Hills, CA
                                                      91367



December 10, 2001


VIA FIRST CLASS MAIL

To the Stockholders of
Brilliant Digital Entertainment, Inc.

        Re:    Proposed Financing Transaction

Dear Stockholder:

     This letter is being sent to notify you of a proposed financing transaction among Brilliant Digital Entertainment, Inc. (which we refer to in this letter as "we," "us" or "our") and certain investors, which we describe in detail below. We refer to the financing transaction in this letter as the "Transaction."

     According to the American Stock Exchange's Listing Standards, Policies and Requirements (we refer to the American Stock Exchange in this letter as "AMEX"), conducting the Transaction would ordinarily require the approval of our stockholders. Pursuant to Rule 710 of AMEX's Listing Standards, Policies and Requirements, we have sought and received from the AMEX a financial viability exception from obtaining stockholder approval of the Transaction. The Transaction has been unanimously approved by our Audit Committee as well as by our Board of Directors, with only our Chairman abstaining because of his potential financial interests in the Transaction. Our Board has approved the Transaction and sought the Rule 710 exception because (i) our cash reserves are nearly exhausted, and (ii) it believes the delay in securing stockholder approval would seriously jeopardize our financial viability and therefore our ability to continue as a going concern. Accordingly, the Board believes the Transaction is in our best interests and in the best interests of our stockholders.

     As reported in our Quarterly Report on Form 10-QSB filed with the Securities and Exchange Commission on August 14, 2001, in May 2001 we sold to Harris Toibb, Europlay 1, LLC (an entity in which our Chairman has an ownership interest) and Preston Ford, Inc. secured convertible promissory notes (the "Original Notes") in the aggregate principal amount of $2,264,150 and three-year warrants (the "Original Warrants") to purchase up to an aggregate of 2,850,393 shares of our Common Stock at exercise prices of $0.793 per share (with respect to 2,792,118 shares) and $0.858 per share (with respect to 58,275 shares). We sold these securities for an aggregate purchase price of $2,264,150. The Original Notes have a term of eighteen months from the date of issuance and an interest rate of 10% per annum, payable at maturity. The principal amount of the Original Notes and, at the option of the holder, all accrued interest, may be converted


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by the holder into shares of our Common Stock at a conversion price of $0.706 per share. The Original Notes are secured by all of our assets and the assets of our subsidiaries, B3D, Inc. and Brilliant Studios, Inc., and guaranteed by B3D, Inc. and Brilliant Studios, Inc. The Original Notes and Original Warrants are being amended in the Transaction.

     The Transaction is structured similar to the financing we conducted in May 2001 and involves one of the same investors. In the Transaction, we intend to sell to Harris Toibb and Capel Capital Ltd. secured convertible promissory notes (the "New Notes") in the aggregate principal amount of $750,000 (the "Principal Amount") and warrants (the "New Warrants") to purchase up to that number of shares of our common stock obtained by dividing 200% of the Principal Amount by the lesser of (i) $0.20, or (ii) the volume weighted average price of a share of our Common Stock on AMEX, or any exchange on which the Common Stock is then traded, over any five (5) consecutive trading days commencing on the issuance date of the New Warrants and terminating at 5:00 p.m. (Pacific Standard Time) on November 10, 2002 (we refer to items (i) and (ii) collectively as the "Conversion Price"). The New Warrants are exercisable at a price per share equal to 1.125 times the Conversion Price. The New Notes mature simultaneous with the Original Notes on November 10, 2002 and bear interest at the rate of 10% per annum. The principal amount of the New Notes and, at the option of the holder, all accrued interest, may be converted by the holder into shares of our Common Stock at the Conversion Price. As with the May 2001 financing, the New Notes are secured by all of our assets and the assets of our two subsidiaries, B3D, Inc. and Brilliant Studios, Inc., and guaranteed by B3D, Inc. and Brilliant Studios, Inc.

     As a condition to the Transaction, the Original Notes and the Original Warrants will be amended to correspond to all the terms of the recent financing transaction. As a consequence, Harris Toibb, Europlay 1, LLC and Preston Ford, Inc. will be able to convert the aggregate purchase price of the Original Notes and all accrued interest into shares of our common stock at the much lower Conversion Price for the New Notes. In addition, these original investors will be able to exercise the Original Warrants at a price per share equal to 1.125 times the much lower Conversion Price.

     The Transaction is scheduled to close on or around Wednesday December 19, 2001, subject to our satisfaction of certain closing conditions. In support of the Transaction, we have sought and received an opinion from a reputable financial firm that the Transaction is fair to our stockholders from a financial point of view.

     Upon conversion and exercise of his notes and warrants, Harris Toibb would own approximately 58% of our issued and outstanding common stock, assuming a Conversion Price of $0.20. However, Harris Toibb's ability to convert and exercise a substantial portion of his notes and warrants is subject to our stockholders approving an amendment to our certificate of incorporation that would increase the number of shares of common stock we are authorized to issue. We intend to call a special meeting of our stockholders and seek stockholder approval of this amendment to our certificate of incorporation as soon as practicable following the closing of the Transaction.

     Prior to accepting the terms of the Transaction, our Chairman, Chief Executive Officer and Chief Financial Officer contacted numerous potential investors in attempts to identify a potential strategic transaction favorable to our stockholders. Specifically, we contacted five potential strategic partners. In our discussions, we introduced and indicated our interest in a number of strategic scenarios including equity or debt financing and acquisition or merger structures. Additionally, we


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contacted at least ten financial investors and two investment banks to discuss additional infusions of cash in either debt or equity transactions. These discussions did not result in any potential transaction.

     Additionally, our Board considered our current and historical financial condition and results of operations, as well as our prospects and strategic objectives. In particular, the Board examined our historical market prices and trading activity, recent operating losses, declining cash balances, decline in revenue, negative working capital, and the general economic downturn. The Board determined that these factors made it extremely difficult for us to immediately attract other equity investments, debt financings or strategic partnership transactions. The Board determined that if our financial condition continued to worsen and if we were unable to attract additional alternative equity or debt financing or other strategic transactions immediately, we would be unable to continue as a going concern and would be forced to consider steps that would protect our assets for the benefit of our creditors.

     Given our current lack of financing alternatives and our immediate need for capital, our Board is not aware of any material controversy among stockholders regarding the Transaction and believes the Transaction is necessary to ensure our continuing viability. Specifically, our Board believes that stockholders would prefer that we continue our current operations in order to potentially increase stockholder value, rather than lose our ability to operate as an ongoing entity. Accordingly, our Board believes the Transaction is in our best interests and in the best interests of our stockholders.

     Should you have any questions regarding the foregoing, please feel free to contact Rob Chmiel, our Chief Financial Officer, at (818) 615-1500.

                                        Sincerely,

                                        Brilliant Digital Entertainment, Inc,

                                        /S/ KEVIN BERMEISTER
                                        -------------------------------------
                                        Kevin Bermeister
                                        Chief Executive Officer


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